Exhibit 99.1

Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Expects to Reduce Pension Contributions

Through 2016 under New Legislation

DAYTON, Ohio (August 11, 2014) – Standard Register (NYSE: SR) today provided an update on pension funding expectations for 2014 through 2016 based on provisions in the Highway and Transportation Funding Act of 2014 signed into law last week.

Under the Highway and Transportation Funding Act provisions, Standard Register estimates funding obligations of approximately $64 million for 2014 through 2016, a $33 million reduction from prior expectations. The Company had previously expected pension contributions for 2014 through 2016 to total $97 million.

2014

2015

2016

(Dollars in millions)

Previously expected pension contributions

$42.2

$34.4

$20.6

Revised pension contribution expectations

$36.0

$19.2

$  8.7

Funding Reduction

$  6.2

$15.2

$11.9

The Highway and Transportation Funding Act allows Standard Register to determine funding requirements for five years using a corporate bond interest rate within 10 percent of the 25-year average of corporate bond interest rates. The legislation effectively stabilizes interest rates used to calculate required funding contributions and minimizes the impact of current low interest rate conditions.

“Interest rate stabilization is very positive for the Company,” said Joseph. P. Morgan, Jr. “The new legislation allows us to reduce our expected pension contributions in the near term and invest more in our expanding portfolio of solutions.  Standard Register remains committed to fully funding our pension liability.”

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, Internal Revenue Service (IRS) final determination of the average rates for qualified pension plan contributions and potential costs related to passage of the 2014 Highway Bill, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, future pension funding requirements and recognition of actuarial gains and losses, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.